Morgan Stanley New York Tax-Free Income Fund
                     Item 77(o) 10f-3 Transactions
                    January 1, 2002 - June 30, 2002

Security  Date     Price    Shares   %of     Total       Purcha  Broker
          of       Of       Purchas  Assets  Issued      sed
          Purcha   Shares   ed                           By
          se                                             Fund
Empire St 05/02/   Various  3,750,0  3.77%   $204,230,0  1.84%   Smith
Dev Corp, 02                00               00                  Barney
NY
Personal
Inc Tax
Ser 2002
(NR/AA)
Metropoli 05/09/   Various  3,000,0  2.21%   $2,894,185  0.10%   Bear
tan Trans 02                00               ,000                Stearn
Auth, NY                                                         s
Refg Ser
2002 A
(AMBAC)
NYC       06/14/   $108.50  2,000,0  1.46%   $1,239,894  0.16%   Lehman
Transitio 02                00               .14                 Bros.
nal Fin
Auth, NY
Refg 2003
Ser
(Aaa/AA+)